Exhibit 99.1

         PSB ANNOUNCES 1ST QUARTER EARNINGS UP 28% OVER PRIOR YEAR

 Wausau, Wisconsin - April 22, 2003

 HIGHLIGHTS

 o Net income for the first quarter March 2003 was $1.224 million compared to $.958 million in March 2002.

 o Quarterly 2003 diluted earnings per share of $.73, up from $.57 in 2002.

 o Quarterly 2003 return on assets of 1.36% compared to 1.14% in 2002.

 o Quarterly 2003 return on stockholders' equity of 16.63% compared to 14.78% in 2002.

 PSB Holdings, Inc. (OTCBB:PSBQ.OB), parent company of Peoples State Bank of Wausau, Wisconsin today reported first quarter March 2003 earnings of $.73 per share, compared to $.57 per share during the first quarter of 2002. Net book value increased to $18.24 per share, compared to $15.59 at March 2002. A 2 for 1 stock split was effective November 19, 2002. All per share information has been updated to reflect the split. Financial performance is expressed in thousands, except per share data.

 Peoples State Bank is headquartered in Wausau, Wisconsin with seven retail locations serving north central Wisconsin in Marathon, Lincoln, Oneida, and Vilas counties. In addition to traditional loan and deposit products, the Bank provides investments and retirement planning and long-term fixed rate residential mortgages.

 Net income for the quarter ended March 31, 2003 was $1,224 compared to $1,332 in the fourth quarter of 2002 and $958 in March 2002. Operating results for the first quarter 2003 generated an annualized return on average assets (ROA) and return on average equity (ROE) of 1.36% and 16.63%, respectively. Comparable ratios for the same quarter in 2002 were ROA of 1.14% and ROE of 14.78%. ROA and ROE were 1.25% and 15.97% during calendar year 2002, respectively.

 NET INTEREST INCOME

 Improved net interest income was a significant contributor to increased earnings over the prior year. Net interest income increased $238 from $2,994 for the quarter ended March 31, 2002 to $3,232 for the current quarter ended March 31, 2003 due primarily to increased earning assets held. Tax-adjusted net interest margin as a percent of average interest earning assets increased slightly over the year earlier quarter to 3.89% from 3.87%. Net interest margin for calendar year 2002 was 3.95%.

 The Company saw growth in total average loans of $18,431, or 8% over the comparable year-ago quarter. Total assets increased to $367,802 at March 31, 2003 compared to $333,061 at March 31, 2002.

 The current low interest rate environment is placing downward pressure on net interest income and margins. The Company is looking to continue net interest income growth by minimizing excess overnight funds and originating assets with terms in line with proactive asset-liability management. Management expects the net interest margin to continue to
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 come under pressure and decrease during the second quarter of 2003 by up to 10 basis points primarily as a result of lower reinvestment yields on the investment securities portfolio.

 SERVICE FEE AND NONINTEREST INCOME

 Noninterest income grew $557 in the first quarter 2003 to $1,122 compared to $565 in 2002. The majority of this growth ($408) was from an increase of income from the sale of long-term fixed rate mortgage loans. Gain on sale of such loans during the quarter was $606 in March 2003 (net of provision for mortgage servicing right valuation allowance) compared to $198 during March 2002. The majority of loans sold to outside investors continue to be serviced by the Bank directly with the customer. At March 31, 2003, the Bank serviced nearly $119 million of loans for the Federal Home Loan Bank of Chicago compared to $44 million in the prior year period. President and CEO David Kopperud noted, "Even after a strong 2002, Peoples continues to be the leading mortgage lender in Marathon County. Despite competition from several well known community and regional banks in our area, during February 2003, Peoples originated 75% more mortgages than the next closest competitor due to the strength of our residential mortgage team."

 Management does not expect the current level of mortgage refinancing income to continue during all of 2003. The Company intends to replace this income with ongoing servicing fees of the existing mortgage portfolio and additional investment and insurance sales income. The Bank recently increased the number of commissioned investment sales professionals on staff. Investment and insurance sales commissions were $99 during the first quarter 2003 compared to $61 in the quarter ended December 2002, and $45 in the quarter ended March 2002.

 OPERATING EXPENSES

 Noninterest operating expenses increased $305 to $2,317 in March 2003 compared to $2,012 during March 2002, an increase of 15%. Increases in employee salaries and benefits made up $203 of this total increase, as bank employees were granted inflationary and merit increases effective January 1, 2003 averaging 6.1%. In addition, the Company hired additional lenders and investment sales representatives during 2003 who are expected to make a significant impact in our new Rhinelander, Wisconsin full service office and other bank locations.

 Other expenses contributing to the increase were additional Rhinelander new building and equipment depreciation, an increase in Company director fees, and collection expenses associated with problem loans. During 2003, the Company implemented new expenditure review and approval procedures by location or cost/revenue center which have focused employees on cost
 control and achieving budgeted net income results.   These additional
 operating costs have been offset by increased revenue, as the expense efficiency ratio has improved from 54.54% in March 2002, to 51.67% in the current quarter.

 BRANCH MARKET EXPANSION

 The Company opened a full service brick and mortar location in Rhinelander, Wisconsin during autumn 2002. Management has budgeted for substantial growth in that location during 2003 to offset the additional
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 fixed and operating costs.  The Company continues to operate a grocery store branch in the same area. During January 2003, the Company entered into an employment agreement with Mr. Peter Knitt, formerly President of the M&I Bank located in Rhinelander. President Kopperud announced "Mr. Knitt brings valuable contacts and loan relationships to Peoples that will propel that location to profitability as we become the major financial institution in the area."

 CREDIT QUALITY AND CAPITALIZATION

 The Company ceases to accrue interest on loans which are 90 days past due and considers them nonperforming loans until the borrower has made up any late payments. Nonperforming loans also includes restructured loans until 6 consecutive monthly payments are received under the new loan terms. The Company continues to aggressively manage past due customers and lowered the level of nonperforming loans to gross loans from 1.62% at March 2002 to 1.13% at March 2003. The Company also tracks delinquencies on a contractual basis quarter to quarter. Loans contractually delinquent 30 days or more as a percentage of gross loans were .85% at March 2003 compared to .87% at December 2002 and 1.65% at March 2002.

 The allowance for loan losses was 1.28% of gross loans at March 2003 compared to 1.31% at March 2002. Management reviews the activity in identified problem loans weekly and recognizes adequate and reasonable loan loss reserves as required. Average tangible stockholder's equity was 7.84% during the quarter ended March 2003 compared to 7.59% in the prior year quarter. Management believes the Company to be well capitalized at March 31, 2003 and during the remainder of 2003 based on planned asset growth. During the quarter ended March 31, 2003, the Company continued an annual buyback program of purchasing up to 1% of outstanding shares by repurchasing 1,800 shares at an average price of $26.73 per share. During 2003, management anticipates retaining capital to support asset growth while continuing a cash dividend to shareholders.

 FORWARD LOOKING STATEMENTS

 Certain matters discussed in this news release, including those relating to the growth of the Company and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release. Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions described under "Cautionary Statement Regarding Forward Looking Information" in Item 1 of the company's Form 10-K for the year ended December 31, 2002. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
                            (tables follow)
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

 PSB HOLDINGS, INC.                                       (Unaudited)         (Audited)
 FINANCIAL HIGHLIGHTS                                Three months ended       Calendar
 (DOLLARS IN THOUSANDS,                                   March 31,             Year
   EXCEPT PER SHARE DATA)                            2003        2002           2002
 EARNINGS
 Net income                                         $1,224       $958         $4,365
 Diluted earnings per share                           0.73       0.57           2.60
 Net book value per share                            18.24      15.59          17.59

 PERIOD END BALANCE SHEET
 Gross loans receivable                           $259,264   $240,342       $259,173
 Total assets                                      367,802    333,061        371,468
 Deposits                                          292,580    264,026        297,831
 Borrowings                                         42,701     41,086         41,302

 KEY EARNINGS RATIOS (ANNUALIZED AND TAX ADJUSTED)
 Return on average assets                             1.36%      1.14%         1.25%
 Return on stockholders' equity                      16.63%     14.78%        15.97%
 Net interest margin                                  3.89%      3.87%         3.95%
 Efficiency ratio                                    51.67%     54.54%        50.68%

 CREDIT QUALITY AND CAPITALIZATION
 Allowance for loan losses
    to gross loans                                    1.28%      1.31%         1.22%
 Net loans charge-offs to
    average loans                                     0.03%      0.00%         0.37%
 Average tangible stockholders'
    equity to average assets                          7.84%      7.59%         7.66%

 SHARE PRICE INFORMATION
 High                                               $27.25     $18.00        $25.00
 Low                                                 23.75      16.63         16.63
 Market value at period end                          27.25      17.75         25.00
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
 PSB HOLDINGS, INC.
 CONSOLIDATED STATEMENTS OF INCOME
                                                     Three Months Ended
 (dollars in thousands,                                   March 31,
 except per share data - unaudited)                    2003      2002
 Interest income:
  Interest and fees on loans                         $4,396  $4,391
  Interest on securities:
     Taxable                                            615     690
     Tax-exempt                                         223     224
  Other interest and dividends                           59      65

     Total interest income                            5,293   5,370

 Interest expense:
  Deposits                                            1,512   1,766
  Long-term FHLB advances                               508     564
  Other borrowings                                       41      46

     Total interest expense                           2,061   2,376

 Net interest income                                  3,232   2,994
 Provision for loan losses                              225     180

 Net interest income after provision for loan losses  3,007   2,814

 Noninterest income:
  Service fees                                          303     235
  Gain on sale of loans                                 701     198
  Provision for servicing right valuation
     allowance                                          (95)      0
  Investment and insurance sales commissions             99      45
  Other noninterest income                              114      87
     Total noninterest income                         1,122     565

 Noninterest expense:
  Salaries and employee benefits                      1,448   1,245
  Occupancy                                             288     240
  Data processing and other office operations           139     132
  Advertising and promotion                              37      76
  Other noninterest expenses                            405     319

     Total noninterest expense                        2,317   2,012

 Income before provision for income taxes             1,812   1,367
 Provision for income taxes                             588     409
 Net income                                          $1,224   $ 958
 Basic earnings per share                            $ 0.73   $0.57
 Diluted earnings per share                          $ 0.73   $0.57
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
 PSB HOLDINGS, INC.
 CONSOLIDATED BALANCE SHEETS
 MARCH 31, 2003 UNAUDITED,  DECEMBER 31, 2002 DERIVED FROM AUDITED FINANCIAL
 STATEMENTS)
                                                    March 31, December 31,
 (dollars in thousands, except per share data)        2003       2002
 ASSETS
 Cash and due from banks                            $13,452   $15,890
 Interest-bearing deposits and money market funds     7,763     5,490
 Federal funds sold                                   2,771       172

 Cash and cash equivalents                           23,986    21,552
 Securities available for sale (at fair value)       75,895    81,056
 Federal Home Loan Bank stock (at cost)               2,327     2,264
 Loans held for sale                                     -        949
 Loans receivable, net of allowance for loan
    losses of $3,315 and $3,158, respectively       255,949   256,015
 Accrued interest receivable                          1,878     1,732
 Foreclosed assets, net                                 505       573
 Premises and equipment                               6,133     6,158
 Mortgage servicing rights, net                         936       697
 Other assets                                           193       472

 TOTAL ASSETS                                      $367,802  $371,468

 LIABILITIES
 Non-interest-bearing deposits                      $46,050   $45,458
 Interest-bearing deposits                          246,530   252,373
  Total deposits                                    292,580   297,831

 Long-term Federal Home Loan Bank advances           38,000    38,000
 Other borrowings                                     4,701     3,302
 Accrued expenses and other liabilities               2,151     3,033
  Total liabilities                                 337,432   342,166

 STOCKHOLDERS' EQUITY

 Common stock - no par value with a stated
   value of $1 per share:
  Authorized - 3,000,000 shares
  Issued - 1,804,850 shares                           1,805     1,805
 Additional paid-in capital                           7,150     7,150
 Retained earnings                                   22,831    21,607
 Unrealized gain on securities available
   for sale, net of tax                               1,198     1,306
 Treasury stock, at cost - 140,548 and 138,748
   shares, respectively                              (2,614)   (2,566)

  Total stockholders' equity                         30,370    29,302

 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $367,802  $371,468
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